EXHIBIT 23.6

Brooke Miller Clarkson (CPG)

Senior Consultant

SRK Consulting (U.S.), Inc.

5250 Neil Road, Suite 300

Reno, NV 89502

CONSENT OF THIRD-PARTY QUALIFIED PERSON

I, Brooke Miller Clarkson (CPG), in connection with the Registration Statement and any amendments or supplements and/or exhibits thereto (collectively, the Form S-1), consent to:

•	the filing and use of the technical report summary titled “Hycroft Project, Technical Report Summary, Heap Leaching Feasibility Study, Winnemucca, Nevada, USA” (the “Technical Report”), with an effective date of July 31, 2019, as an exhibit to and referenced in the Form S-1;

•	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form S-1 and any such Technical Report; and

•	the information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form S-1.

I am a qualified person responsible for authoring, and this consent pertains to, the following Sections of the Technical Report:

•	Section 1.5, 1.6, 1.7, 1.8, 1.9, 1.10: Executive Summary

•	Section 6: Geology

•	Section 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, and 7.7: Exploration

•	Section 8: Sample Preparation, Analyses and Security

•	Section 9: Data Verification

•	Section 23.1: Recommendations

July 10, 2020

/s/ Brooke Miller Clarkson, CPG
Signature of Authorized Person

Brooke Miller Clarkson, CPG
Print name of Authorized Person